Exhibit 10.13

Summary of Compensation of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald Chairman of the Board, President, and Chief Executive Officer	$992,300
Robert A. Shama President, Afton Chemical Corporation	$556,500
Bruce R. Hazelgrove, III Executive Vice President and Chief Administrative Officer	$437,700
Brian D. Paliotti Chief Financial Officer and Vice President	$345,000
Steven M. Edmonds * Vice President, NewMarket Corporation	$107,100

* Mr. Edmonds served as Vice President and General Counsel through December 31, 2015 and now serves as Vice President of NewMarket. He is expected to retire on March 31, 2016. The above amount represents his base salary to that date.